Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements of NovaDel Pharma Inc. on previously filed Forms S-8 (File Nos. 333-42103 and 333-116665) and Forms S-3/S-3A (File Nos. 333-126489, 333-135902 and 333-134028) of our report dated September 15, 2006 on our audits of the financial statements of NovaDel Pharma Inc. as of July 31, 2006 and 2005 and for each of the years in the three-year period ended July 31, 2006.

/s/ J.H. Cohn LLP Roseland, New Jersey October 25, 2006